Exhibit 10.42-05

Emmanuel Villalobos
Forward Marketer, Long-Term Trading
El Paso Electric Company

May 13, 2013

Mr. Don Stoneberger
Freeport-McMoRan Copper & Gold Energy Services
333 North Central Avenue Suite 21.021
Phoenix, AZ 85004

Re: Power Purchase and Sale Agreement between Freeport-McMoRan Copper & Gold Energy Services, LLC and El
Paso Electric Company

Dear Mr. Stoneberger,

Pursuant to Section 3.4 of the Power Purchase and Sale Agreement (“Agreement”) between Freeport-McMoRan Copper & Gold Energy Services, LLC (“FMES”) (formerly, Phelps Dodge Energy Services, LLC) and El Paso Electric Company (“EPE”), FMES and EPE (collectively the “Parties”) hereby agree to maintain the quantity for energy to be purchased and sold under Sections 3.1 and 3.2 of the Agreement at 125 MW per hour through 11:59 p.m. Mountain Standard Time on December 31, 2014. This is in accordance with our recent phone conversations, and subsequent acceptance of FMES’ offer for an additional 25 MW for the period of one year. The parties further agree that the quantity of firm energy that may be dispatched by EPE pursuant to Section 3.6 of the Agreement is 125 MW per hour, less the quantity of energy sold and delivered by FMES pursuant to Section 3.1. The amount of energy to be purchased and sold under the Agreement was set to revert to the original base contract amount of 100 MW per hour, on 11:59 p.m. Mountain Standard Time on December 31, 2013, based on an April 29, 2011 agreement between the Parties.

Please indicate FMES’ acknowledgment of the foregoing agreement by signing this letter in the place indicated below and returning the original or a copy thereof to my attention at your earliest convenience.

Sincerely,

/s/ Emmanuel Villalobos

Emmanuel Villalobos

El Paso Electric Company

/s/ David C. Hawkins
VP, Power Marketing & Fuels and Resource Delivery Planning

Freeport-McMoRan Copper & Gold Energy Services, LLC

/s/ Don Stoneberger____________________
President, Freeport-McMoRan Copper & Gold Energy Services, LLC